Exhibit 99.1

Arkados Partners with SparkFund to Offer Lighting-as-a-Service

To Commercial and Industrial Customers

Energy Conservation As-A-Service combined with Robust Internet of Things platform creates a convenient and cost-effective solution to reduce energy costs

NEWARK, N.J., February 15, 2017 -- Arkados Group, Inc. (OTC: AKDS), a leading software developer and system integrator enabling Internet of Things (IoT) applications, announced today that it has partnered with SparkFund to offer commercial and industrial facilities managers and owners a unique subscription model for energy conservation services. Through the As-A-Service model, the large capital expenditure associated with energy conservation measures, such as an LED lighting retrofit, is converted into a no-money-down subscription service. The benefits of this model include a reduction in upfront costs, a reduction in operations and maintenance costs and protection from obsolete materials. Additionally, the ArkticTM Energy Measurement and Verification (EM&V) platform by Arkados is embedded with this subscription model to provide verification of energy savings with granular, real-time data gathering and provide insights into additional ways to reduce energy consumption.

The introduction of the As-A-Service model is unique in that it revolutionizes how customers pay for energy conservation by eliminating the upfront cost associated with these activities, provides for a single monthly payment that covers installation, repairs, monitoring and ongoing service. Within this model, the ArkticTM EM&V platform offers customers a state-of-the-art, advanced Internet of Things platform that leverages data gathering and analytics to further reduce energy consumption. When combined, customers enjoy reduced energy consumption and maintenance costs of as much as 60%, as well as facility improvements from new and improved lighting, HVAC and other critical systems and advanced building automation.

The Arktic™ EM&V is designed to enable the implementation of multiple types of sensors, such as temperature, humidity, light, energy and water consumption, motion and occupancy, indoor air quality and noise, that can gather information throughout a building or complex. The application can provide for initial benchmarking to determine the unique building signature and be used for continuous monitoring to yield insights that may not otherwise be evident. The benefits of the Arktic™ EM&V, which is based on the principals of the International Performance M&V Protocol, are energy cost reduction, improvements in environmental conditions, increased sustainability, lowered operational and maintenance costs and an extended useful life of lighting, HVAC and other systems.

Terrence DeFranco, Chief Executive Officer of Arkados Group, Inc., commented, “We are excited about the partnership with SparkFund and believe that they are truly revolutionizing the entire energy efficiency industry with their unique Energy Efficiency As-A-Service model. In nearly every case, customers can experience all of the benefits of these efficiency improvements and automation with no upfront costs and use the savings to offset the entire subscription fee and still net a cost reduction. The revolutionary aspect of this partnership for Arkados is our ability to continue delivering new applications over time to our customers with this model, giving them flexibility, scalability and protection from obsolescence as their needs evolve. These benefits will give Arkados a great competitive advantage in the market and will help to drive improved financial results through the recurring revenue aspect of this model.”

“As-A-Service offers businesses an easy solution to access smart, connected systems without the risk or hassle of ownership," said Pier LaFarge, SparkFund CEO and co-founder. "We're pleased to partner with the Arkados team and support them in bringing commercial and industrial customers greater access to cutting-edge IoT devices.”

In a November 2015 press release, Gartner estimates that the Internet of Things will consist of 20.8 billion connected objects in use by 2020, up from 6.4 billion in 2016 and that enterprise customers represent the largest spending on these devices. Another more recent Gartner report estimates IoT deployment in commercial buildings is on track to reach just over 1 billion in 2018.

According to Goldman Sachs report from September, 2014, there are currently 12 billion devices connected to the Internet of Things and the amount can surge to 28 billion by 2020, largely driven by advances in cellular connectivity.

About Arkados Group, Inc.

Arkados Group, Inc. (the “Company”) through its subsidiaries, is a leading software development and system integrator enabling Internet of Things applications for home and building automation and energy management. The Company's solutions are uniquely designed to drive a wide variety of wireless and powerline communication (PLC)-based products, such as sensors, gateways, video cameras, appliances and other devices. By utilizing the Company's solutions, Arkados' customers can bring numerous sophisticated, full-featured products to market faster at a lower overall development cost. Arkados® is a registered trademark of Arkados Group, Inc. For more information about Arkados, please visit: http://www.arkadosgroup.com.

About Sparkfund

SparkFund is a financial technology company that brings organizations a new, simpler way to access energy efficient products and services. We partner with contractors, ESCOs, manufacturers, utilities, and retail energy providers to offer lighting and other smart, interconnected technologies "As-A-Service", and in some cases through loans or leases. SparkFund is driving adoption of energy efficiency in commercial spaces with all-inclusive energy solutions that customers can easily understand and sign up for. SparkFund is based in Washington, DC and believes that building scalable, market-driven solutions to our society's greatest challenges is the best way to enact change. www.sparkfund.com

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.

Investor Contact:

Investor Relations

investors@arkadosgroup.com

SparkFund Media contact:

Angela Ferrante

angela@sparkfund.co

844-867-7275